EXHIBIT 99.1

DELAWARE, Ohio (December 20, 2018) – Greif, Inc. (NYSE: GEF, GEF.B), a world leader in industrial packaging products and services, today announced that it has entered into a definitive agreement to acquire Caraustar Industries, Inc.
Highlights

•	Caraustar is a leading vertically-integrated paperboard manufacturer that operates four primarily complementary businesses in North America

•	Immediately accretive to margins, earnings per share and free cash flow

•	Strong free cash flow generation will drive rapid deleveraging, allowing for meaningful equity accretion and enhancing Greif's strategic flexibility for capital deployment

•	Significantly strengthens and balances Greif's portfolio and expands its paper franchise by acquiring a vertically integrated leader in recycled paperboard manufacturing

•	Significant value creation opportunity, with at least $45 million of annual run-rate cost synergies identified

•	Attractive transaction enterprise value of $1.8 billion, corresponding to 8.2x the last twelve month run-rate EBITDA of $220 million, or 6.8x the synergized run-rate EBITDA of $265 million

•	Offers strong cultural fit and alignment due to Caraustar's close operational adjacency to Greif's mill operations and the strong management and teams they possess
Transaction Overview
Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, announced today that it has entered into a definitive agreement to acquire Caraustar Industries, Inc., a leading recycled paperboard and packaging solutions company, from an affiliate of H.I.G. Capital, in a cash transaction valued at $1.8 billion. The transaction is expected to close during the first quarter of calendar year 2019, subject to customary closing conditions, including regulatory clearances.
Caraustar is a market leader in the production of uncoated recycled paperboard (URB) and coated recycled paperboard (CRB), with a variety of applications that include tubes and cores and a diverse mix of specialty products. Based in Austell, Georgia, Caraustar's footprint includes over 80 operating facilities throughout the United States. For the last twelve months ended September 30, 2018 Caraustar generated sales of $1.4 billion and EBITDA of $174 million. Based on trailing twelve month actual volume, adjusted for current market conditions as of September 30, 2018, the run-rate EBITDA is $220 million.
"Caraustar offers an exceptional strategic and cultural fit for Greif," said Greif's President and Chief Executive Officer, Pete Watson. "Its complementary paper packaging and recycled fiber operations will drive significant free cash flow growth, improve balance and profitability within the Greif portfolio and increase Greif's exposure to U.S. industrial and consumer end markets. Most importantly, Greif and Caraustar share the same dedication to providing industry-leading service to all customers. I am excited to welcome our new colleagues to the Greif family and look forward to working closely with them."
"We are excited about today's announcement and what it means for Caraustar's customers and employees," added Caraustar President and Chief Executive Officer, Mike Patton. "Greif is a well-known market leader with a strong manufacturing base. Our customers will benefit from Greif's customer service focus and broad product offering and our employees will join a culture with a strong legacy for service and quality."
Strategic benefits from the acquisition
The transaction significantly enhances Greif's scale and scope in the industrial packaging market, creating significant competitive advantages and long-term operating leverage. In addition, the transaction:

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Is immediately accretive to earnings and financial profile. The addition of Caraustar will be immediately accretive to Greif's margins, earnings per share and free cash flow per share before synergies. Strong pro-forma free cash flow is expected to drive rapid deleveraging, setting the stage for meaningful equity accretion and enhancing Greif's strategic flexibility for capital deployment going forward.

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Strengthens and balances Greif's portfolio. The addition of Caraustar is expected to increase Greif's U.S. sales to roughly two thirds of total consolidated sales from approximately half for fiscal 2018. In addition, the percentage of Greif's sales from paper packaging will expand to approximately half of total consolidated revenues compared to 23 percent for fiscal 2018.

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Provides significant value creation through substantial cost synergies and performance improvements. The transaction is expected to generate annual run-rate cost synergies of at least $45 million within 36 months of closing through an identified combination of back office savings; transportation optimization; recycled fiber savings; operational improvements; and other procurement-related activities.

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Increases the scale and breadth of Greif's paper packaging product offering. Caraustar is a market leader in uncoated recycled paperboard (URB) and coated recycled paperboard (CRB) with an attractive mix of industrial and consumer customers. Additionally, Caraustar sells a variety of specialty paper products that will complement Greif's Paper Packaging & Services specialty portfolio.

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Offers strong cultural fit and alignment. Caraustar operates a business with close operational adjacency to Greif's current mill operations and possesses an aligned operational philosophy and close cultural overlap.

Transaction financing
Wells Fargo Bank, National Association, Goldman Sachs Bank USA and JP Morgan Chase Bank, N.A., have provided financing commitments for this transaction, providing additional term loans and bridge financing to a planned issuance of senior unsecured notes, subject to customary terms and conditions. Greif's expected leverage ratio at the closing of the transaction will be approximately 3.5x and the company expects to return to within its targeted leverage ratio range of 2.00x to 2.50x within 36 to 48 months.
Advisors
Goldman Sachs & Co. LLC acted as exclusive financial advisor to Greif for the transaction. Allen and Overy LLP, Vorys, Sater, Seymour and Pease LLP and Ice Miller LLP acted as legal advisors to Greif. Rothschild & Co and Credit Suisse acted as financial advisor to Caraustar for the transaction. Ropes & Gray LLC acted as legal advisor to Caraustar.
Webcast information
The Company will host a conference call to discuss the Caraustar acquisition on December 20, 2018, at 9:30 a.m. Eastern Time (ET). To participate, domestic callers should call (833) 231-8265. The Greif ID is 9996183. The number for international callers is +1-(647) 689-4110. Phone lines will open at 9:00 a.m. ET. The conference call will also be available through a live webcast, including slides, which can be accessed at http://investor.greif.com by clicking on the Events and Presentations tab and searching under the events calendar. A replay of the conference call will be available on the Company's website approximately two hours following the call.
About Greif, Inc.
Greif is a global leader in industrial packaging products and services and is pursuing its vision: in industrial packaging, be the best performing customer service company in the world. The company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, flexible products, containerboard and packaging accessories and provides filling, packaging and other services for a wide range of industries. Greif also manages timber properties in the southeastern United States. The company is strategically positioned in over 40 countries to serve global as well as regional customers. Additional information is on the company's website at www.greif.com.
About Caraustar
Caraustar Industries, Inc. is a leader in the manufacturing of high-quality recycled materials and paper products. The company is a socially responsible corporation, is committed to environmentally sound practices and is dedicated to providing customers with outstanding value through innovative products and services.
Caraustar's four business lines include Recycling Services, Mill Group (coated and uncoated paperboard and specialty paperboard products), Industrial Products Group (tubes and cores, construction products, protective packaging, adhesives) and Consumer Packaging (folding cartons, set-up boxes, packaging services). Caraustar serves the four principal recycled boxboard product end-

use segments: tubes and cores; folding cartons; gypsum facing paper; and specialty paperboard products. The company is headquartered in Austell, GA and is owned by H.I.G. Capital.
Cautions Concerning Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Greif's plans to acquire Caraustar and other statements about future expectations, prospects, estimates and other matters that are dependent upon future events or developments. These forward-looking statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results, trends or guidance and statements of outlook. All forward-looking statements are based on assumptions, expectations and other information currently available to management. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those forecasted, projected or anticipated, whether expressed or implied.  These risks and uncertainties include: the ability to successfully complete the acquisition of Caraustar on a timely basis, including receipt of required regulatory approvals; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement; the outcome of any legal proceedings that may be instituted against the parties and others related to the acquisition of Caraustar; the satisfaction of certain conditions to the completion of the acquisition of Caraustar; the conditions of the credit markets and Greif's ability to issue debt to fund the acquisition on acceptable terms; if the acquisition of Caraustar is completed, the ability to retain the acquired businesses' customers and employees, the ability to successfully integrate the acquired businesses into Greif's operations, and the ability to achieve the expected synergies as well as accretion in margins, earnings or cash flow; competitive pressures in Greif's various lines of business; the risk of non-renewal or a default under one or more key customer or supplier arrangements or changes to the terms of or level of purchases under those arrangements; uncertainties with respect to U.S. tax or trade laws; the effects of any investigation or action by any regulatory authority; and changes in foreign currency rates and the cost of commodities.  Greif is subject to additional risks and uncertainties described in its Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management's views as of December 20, 2018. Except to the extent required by applicable law, Greif undertakes no obligation to update or revise any forward-looking statement.
For more information, please refer to the contacts below:
Investors: Matt Eichmann, Vice President, Investor Relations & Corporate Communications, 740-549-6067